Exhibit 99

Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH APPOINTS NEW BOARD MEMBER

Company Names Health Insurance Industry Leader Douglas R. Carlisle to its Board of Directors

WEST PALM BEACH, FL, DECEMBER 13, 2004 – Metropolitan Health Networks, Inc. (METCARE (SM)) (AMEX: MDF) a leading provider of healthcare services in Florida, today announced that the Company has named a new member to its Board of Directors. The addition of Douglas R. Carlisle to the Board of Directors of the Company brings the total Board membership to eight.

Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, stated, “We are thrilled to have a Medicare Advantage industry expert such as Doug join our board. His insight will be invaluable as we continue to grow our current managed care business and as we prepare to launch our own Florida-based Medicare Advantage HMO in 2005. Doug’s broad background and expertise brings significant knowledge and experience in market management, network development, financial reporting, leadership and involvement in major acquisitions and divestitures to the Company. Overall our Board of Directors today is well balanced in terms of backgrounds and experience. The Board adds immeasurably to our management process and we look forward to Doug’s contribution to our success.”

Mr. Carlisle is a senior executive with over 18 years of leadership in the health insurance industry. Most recently, Mr. Carlisle was the Senior Vice President of Senior Products at Humana Inc., the largest Medicare Advantage contractor in Florida and one of the largest Medicare Advantage contractors in the nation. Under Mr. Carlisle’s leadership, the $3 billion Senior Products segment contributed significantly to Humana’s earnings, growth in membership and expansion of geographical markets. Mr. Carlisle was employed with Humana Inc. from 1986 until his retirement in June 2004 during which time he was employed in various management positions. Prior to joining Humana Inc., Mr. Carlisle served as Chief Financial Officer and later Chief Executive Officer of Belknap, Inc., a private hardware distribution company and as Vice-President of Finance for Vermont American Corporation, an AMEX-listed manufacturing corporation with annual revenues of approximately $300 million. Mr. Carlisle obtained his Bachelor of Science degree in Accounting from the University of New Haven in 1976 and began his career as an accountant with Alexander Grant & Company (now known as Grant Thornton) in New York City. From 1976 to 1984, Mr. Carlisle worked for large international public accounting firms such as Alexander Grant & Company and Coopers & Lybrand (now known as PriceWaterhouse Coopers) until he joined Vermont American Corporation.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals; (v) the impact of the shortage of available flu vaccines for our members; and (vi) a loss of any of our significant contracts. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2003.